Exhibit 10.1
SEVERANCE AND RELEASE AGREEMENT
     On this 12th day of July, 2007, the parties (hereinafter referred to as “Party” or “Parties”) to this Severance and Release Agreement (hereinafter referred to as “Agreement”), John E. Elliott, II (hereinafter referred to as “Elliott”) and Arcadia Resources, Inc. f/k/a Critical Home Care, Inc., a Nevada corporation (hereinafter referred to as “Arcadia”) have entered this Agreement. The effective date of this Agreement (the “Effective Date”) shall be that date upon which the last of the Parties executes the same.
     RECITALS:
     A. Elliott’s employment under the Employment Agreement (see attached Exhibit B) dated May 7, 2004 (the “Employment Agreement”), will be terminating and Elliott’s last day of providing employment services, including, but not limited to employment services as CEO and Chairman of the Board of Arcadia, will be on the Effective Date. Certain provisions of Elliott’s Employment Agreement shall remain in effect as provided herein.
     B. Elliott will resign as a director of Arcadia on the Effective Date.
     C. Elliott’s Stock Option Agreement (see attached Exhibit C) dated May 7, 2004 (the “Stock Option Agreement”) shall remain in full force and effect, subject to the terms, conditions, covenants, and the like as provided herein or as amended herein.
     D. Elliott’s Escrow Agreement (see attached Exhibit D) dated May 7, 2004 (the “Escrow Agreement”) shall remain in full force and effect, subject to the terms, conditions, covenants and the like as provided herein.
     E. Elliott’s Class A Warrant To Purchase Shares dated May 5, 2007 (the “Existing Warrant”), which is described in a side letter of even date herewith (the “Side Letter”), shall remain in full force and effect.
     F. Arcadia will under no circumstances have any liability or obligation whatsoever, to Elliott or his personal representatives, estate, heirs, beneficiaries, claiming by or through Elliott, except for those payments, benefits, obligations and reimbursable expenses described in this Agreement.
     G. Elliott agrees that the payments, benefits, obligations and reimbursable expenses to be made to him or for his benefit pursuant to this Agreement will be his full severance, liquidated damages and settlement due Elliott arising out of the termination of his Employment Agreement that Elliott may have or had with Arcadia (“Release of Claims”).
     In exchange for good and valuable consideration, the receipt of which is hereby acknowledged, and in order to set forth the terms of Elliott’s Release of Claims, Elliott and Arcadia agree as follows:

     1. Severance Agreement.
     (a) Elliott will receive as provided in Paragraph 4 of his Employment Agreement his compensation and benefits except for bonus, vacation and sick time as hereinafter defined.
     (b) Elliott will receive the sum of $15,000, as reimbursement of his attorney’s fees incurred in connection with the negotiation and execution of this Agreement, and Arcadia shall provide at no cost to Elliott the full COBRA benefits described in paragraph 27 of this Agreement for eighteen (18) months beginning on the Effective Date. Arcadia shall provide proof of payment of such COBRA benefits, in writing (on a monthly basis), to Elliott.
     (c) Elliott hereby resigns as a director and Chairman of the Board of Arcadia effective as of the Effective Date. For the period July 12, 2007 through July 11, 2008, Arcadia will pay Elliott severance under this Agreement of One Hundred Eighty Seven Thousand Six Hundred Five ($187,605) Dollars in equal installments of Seven Thousand Two Hundred Fifteen and 58/100 ($7,215.58) Dollars, payable every two (2) weeks. For the period July 12, 2008 through September 24, 2009, Arcadia will pay Elliott severance under this Agreement at the annual rate of One Hundred Fifty Thousand ($150,000) Dollars in equal installments of Five Thousand Seven Hundred Sixty Nine and 23/100 ($5,769.23) Dollars, payable every two (2) weeks. Said amounts shall be paid to Elliott in accordance with Arcadia’s normal payroll policies as in effect from time to time, with the first such payment to be made with respect to the first payroll period beginning on or about July 12, 2007. Arcadia shall not withhold any sums from these amounts except to the extent it is legally required to do so.
     (d) The Parties acknowledge that Paragraph 8 of Elliott’s Employment Agreement shall remain in effect and Elliott shall be subject to the inventions provisions as provided therein.
     (e) The Parties acknowledge that Paragraph 9 of Elliott’s Employment Agreement shall remain in effect as provided therein and Elliott shall be subject to the confidentiality provisions as provided therein.
     (f) The Parties acknowledge that Paragraph 10 of Elliott’s Employment Agreement is hereby amended and restated in its entirety as set forth on Exhibit A to this Agreement, and as so amended and restated shall remain in effect as provided therein and Elliott shall be subject to the covenant-not-to-compete provisions as provided therein.
     (g) The Parties acknowledge that Paragraph 11 of Elliott’s Employment Agreement shall remain in effect and Elliott and Arcadia shall be subject to the enforceability provisions as provided therein.

     (h) In consideration of the Release of Claims by Elliott set forth in Paragraph 7, Elliott shall be paid One Hundred Eighty Seven Thousand Six Hundred Five ($187,605) Dollars in addition to any other payments set forth in this Agreement. One twelfth (1/12) (to wit: Fifteen Thousand Six Hundred Thirty Three and 75/100 ($15,633.75) Dollars) of this amount shall be paid to Elliott on the first of each month commencing on August 1, 2007 until fully paid (subject to Paragraph 31 and the Schedule attached as Exhibit E).
     (i) The Parties agree that the termination hereunder is “other than for cause” within the meaning of Paragraph 6(C) of the Employment Agreement. Paragraph 6(C) of the Employment Agreement is amended as provided in paragraph 1(c) above.
     (j) In all other respects, the Elliott’s Employment Agreement is terminated and of no effect as of the date of this Agreement.
     2. Stock Option Agreement.
     (a) The Options (as defined in the Stock Option Agreement ) #5 and #6 pursuant to Paragraph 3 of the Stock Option Agreement and totaling two million (2,000,000) option shares of Arcadia Voting Common Stock shall vest as of the Effective Date. No other Options shall vest and Options #1, #2, #3 and #4 are terminated and will never vest. The exercise price under each Option shall be twenty-five ($.25) cents per Option share. Elliott may exercise any or all of the vested Options at any time commencing December 1, 2007 and ending March 15, 2008. Arcadia shall exercise its best efforts to issue the stock to Elliott pursuant to an exercised Option within three (3) days of exercise.
     (b) The Stock Options may be exercised in whole or in part at Elliott’s demand, by means of a cashless exercise through the surrender and cancellation of a portion of shares of Arcadia common stock then held by Elliott or issuable on exercise of the options, Arcadia being deemed to have received cash consideration as payment in full of the exercise price based on the day of exercise upon the difference between the exercise price of $.25 per share and the closing price of Arcadia stock on the American Stock Exchange as of such date, being treated as cash consideration for the exercise of any option shares so designated by Elliott.
     (c) Any changes or modifications made in this Agreement to the Stock Option Agreement shall be treated as amendments to the Stock Option Agreement. Subject to any such amendments provided for in this Agreement, the Stock Option Agreement shall remain in full force and effect.
     (d) Arcadia covenants and agrees to use its commercially reasonable best efforts to maintain the effectiveness of Arcadia’s registration statement with the SEC covering the option shares that may be issued under the Stock Option Agreement for a period of not less than two years from the date of termination of Elliott’s employment.

     (e) The Parties agree that through and including the date of this Agreement there has not been a breach or default under the Stock Option Agreement by either Party.
     (f) To the best of Arcadia’s knowledge, Arcadia represents and warrants that the Options satisfy the applicable conditions of Rule 16b-3 under the Securities Exchange Act of 1934 (the “Exchange Act”) and that transactions between Arcadia and Elliott involving the Options will qualify for the exemption from Section 16(b) provided under Rule 16b-3(a) under the Exchange Act.
     (g) Arcadia represents and warrants that, with respect to the grant of the Options under the Stock Option Agreement, Arcadia has “timely reported all financial expenses due to the issuance of the Options on financial statements or reports for the period in which the related expense should have been reported under generally accepted accounting principles,” as such terminology is used in IRS Notice 2006-79.
     3. Escrow Agreement. The Parties agree that the Escrow Agreement shall remain in full force and effect and that through and including the date of this Agreement there has not been a breach or default under the Escrow Agreement by either Party. Elliott acknowledges and agrees that (1) the shares held in escrow under the Escrow Agreement will be forfeited due to the failure to achieve required EBITDA targets, and (2) any claims by him pursuant to the Escrow Agreement are subject to the release provisions of paragraph 7 and 8 of this Agreement.
     4. Return of Employer Property. On the date Elliott signs this Agreement, Elliott will immediately turn over to Arcadia all Arcadia property which he has in his possession or control, including any Arcadia records, files, computer disks, software, printers, cellular phones and PDA’s issued by Arcadia, and documents, regardless of the media in which such documents are stored, and including any keys or Arcadia credit cards, which Elliott agrees to immediately cease using. However, Elliott may purchase his office furniture for book value. Elliott is entitled to keep the computer(s) he currently uses, however, Arcadia reserves the right to inspect such computer(s), or other equipment and to delete, at its option, any data Arcadia deems proprietary or confidential in nature. Elliott agrees that should a dispute arise between Elliott and Arcadia regarding the deletion of data on equipment retained by Elliott, then Arcadia may, at its discretion, request the return of said computer(s) or equipment.
     5. Full Payment. Elliott agrees that the consideration to be paid to him described above in Paragraphs 1, 2, 3 and Recital Subparagraph E shall constitute full and final payment for all services he has rendered to Arcadia and for such promises made by Elliott in this Agreement and that such payments are in lieu of any other compensation, bonus, severance pay, vacation pay, incentive compensation pay, or employee benefits.
     6. Reimbursement of Expenses. Arcadia shall reimburse Elliott for any and all business expenses incurred during the term of his Employment Agreement for which he is entitled to reimbursement under Arcadia’s reimbursement policies and procedures in effect on the date hereof. All such expenses for reimbursement shall be submitted within thirty (30) days from the date of this Agreement. Any such expenses submitted after this thirty day period will not be reimbursed. Arcadia shall make reimbursement payments promptly and in any event no later than seven days after submission.

     7. Release of Claims — Elliott. Except for a breach by Arcadia of this Agreement, the Stock Option Agreement as amended in Paragraph 2 above, portions of the Employment Agreement addressed in this Agreement and the Existing Warrant (none of which are the subject of any release hereunder), from the date of this Agreement forward, Elliott hereby forever releases and discharges Arcadia and each of Arcadia’s past or present owners, members, shareholders, predecessors, successors, assigns, agents, directors, officers, employees, representatives, attorneys, insurers, employee benefit programs, the trustees, administrators, fiduciaries, and insurers of such programs, parent companies, divisions, subsidiaries, affiliates (and any past or present agents, directors, officers, employees, representatives, attorneys, insurers, and employee benefit programs of such parent companies, divisions, subsidiaries, and affiliates), and all persons acting by, through, under, or in concert with any of them (collectively “Releasees”), from any and all claims, demands, rights, charges, actions, interests, debts, liabilities, damages, costs and expenses, or causes of action of whatever type or nature, whether legal or equitable, whether in tort or in contract, which Elliott may now have against them, either individually, jointly or severally, based upon acts which have occurred from the beginning of time to the date of this Agreement, and especially from any and all claims, demands, or causes of action arising out of, either directly or indirectly, Elliott’s employment or separation of employment with Arcadia, including, but not limited to, any rights or causes of action Elliott may have under the Age Discrimination in Employment Act, as amended, 29 U.S.C. §621, et. seq. (“ADEA”), Title VII of the Civil Rights Act of 1964, 42 U.S.C. §2000 et. seq., and the Florida Civil Rights Act (Chapter 760, Florida Statutes), the Florida Public Whistleblower Act (Fla. Stat. 112.3187, et. seq.), the Florida Equal Pay Act, and waivable rights under the Florida Constitution, the Americans With Disabilities Act, and the Persons With Disabilities Civil Rights Act, the Employee Retirement Income Security Act of 1974, the Family and Medical Leave Act of 1993, and the Sarbanes-Oxley Act of 2002, including any claim for or right to attorney fees, costs and expenses thereunder. Elliott does not intend to waive and does not waive any claims that may arise under the ADEA after the date on which he signs this Agreement. Elliott understands that this Agreement may not affect the rights and responsibilities of the Equal Employment Opportunity Commission (“EEOC”) to enforce the ADEA and that this Agreement may not be used to justify interfering with the protected right of employees, including Elliott, to file a charge or participate in an investigation or proceeding conducted by the EEOC under the ADEA.
     8. Knowing and Voluntary Release. Elliott acknowledges and agrees that:
     (a) He is the sole owner of the claims that are released in this Agreement and that he has the full right and power to grant, execute and deliver the releases and promises in this Agreement;
     (b) This Agreement covers all claims arising out of his employment, including those that he does not know about;
     (c) This Agreement is written in a manner that Elliott understands;
     (d) Elliott is waiving claims under the foregoing laws, including specifically the Age Discrimination in Employment Act, as amended, 29 U.S.C. 621, et. seq.;

     (e) Except as otherwise provided in this Agreement, Elliott is waiving and releasing only those claims based on acts or omissions or transactions and dealings that arose prior to the execution of this Agreement;
     (f) That no representations of any kind have been made by Arcadia to induce Elliott to execute this Agreement, and that the only representations made to Elliott in order to obtain his consent to this Agreement are as stated herein;
     (g) That he is entering into this Agreement of his own free will and without coercion, intimidation or threat of retaliation. He acknowledges and agrees that Arcadia has not exerted undue pressure or influence in this regard;
     (h) That a portion of the consideration offered herein is accepted by him as being in full accord, satisfaction, compromise and settlement of any and all claims or potential claims and that he expressly agrees that he is not entitled to and shall not receive any further recovery of any kind from Arcadia or its affiliates and that in the event of any further action, charge, complaint, arbitration or proceeding of any kind in any court, or before any administrative or investigative body or agency (whether public, quasi-public or private) against Arcadia arising out of any act, omission, transaction or occurrence up to and including the effective date, except claims to enforce this Agreement, Arcadia shall have no further monetary or other obligation of any kind to him, including any obligation for any costs, expenses and attorneys’ fees incurred by him or on his behalf or on behalf of any other person or entity and/or on behalf of or as a member of any alleged class of persons; and
     (i) Elliott has been advised to consult with an attorney and to have an attorney review this Agreement.
     9. Revocation Period. For a period of seven (7) days following Elliott’s execution of this Agreement (“Revocation Period”), Elliott may revoke this Agreement, and this Agreement shall not become effective or enforceable until the Revocation Period has expired. In the event that Elliott shall revoke this Agreement, Elliott and Arcadia shall have no obligations under this Agreement.
     10. Covenant-Not-to-Sue. Elliott further agrees that he will not file a lawsuit against the Releasees and will not file a charge of discrimination with any state or federal administrative agency against the Releasees based upon any acts or omissions which have occurred prior to the date of this Agreement. Elliott also understands and agrees that by signing this Agreement, Elliott is agreeing not to sue the Releasees for any claims covered by the releases included in Paragraphs 7 and 8. Elliott represents and warrants that neither he nor any person, organization or entity acting on his behalf has filed or initiated any complaint, charge, claim or proceeding against Arcadia or its affiliate entities before any court or other body relating to his employment or the termination thereof, nor does he have actual knowledge of, or reasonable cause to believe that there may exist now or hereafter, any claims asserted or assertable against Arcadia by other persons based on his acts or omissions through the date of the execution of this Agreement. Elliott acknowledges that he waives any right he may have to benefit in any manner from any relief, monetary or otherwise, arising out of any past, present or future proceeding. The foregoing waiver does not apply to Elliott’s rights under this Agreement and from the date of this Agreement forward under the other agreements that remain in effect as provided elsewhere in this Agreement.
     11. Release of Claims — Arcadia. Except for a breach, from the date of this Agreement forward, by Elliott of this Agreement, the Stock Option Agreement as amended in Paragraph 2 above, portions of the Employment Agreement addressed in this Agreement, or the Existing Warrant (none of which are the subject of any release hereunder), Arcadia and all their past or present parent companies, affiliates, shareholders, agents, directors, officers, employees and attorneys, and all persons acting by, through or in concert with it, hereby forever release and discharge Elliott and his successors, heirs, assigns, representatives, attorney and all persons acting by, through or in concert with him (collectively “Elliott Releasees”), from any and all claims, demands, rights, charges, actions, interests, debts, liabilities, damages, costs and expenses, or causes of action of whatever type or nature, whether legal or equitable, whether in tort or in contract, which Arcadia may now have against him, either individually, jointly or severally, based upon acts which have occurred from the beginning of time to the date of this Agreement.
     12. Covenant-Not-to-Sue — Arcadia. Except for a breach by Elliott of this Agreement, the Stock Option Agreement including the amendments in Paragraph 2 above, portions of the Employment Agreement addressed in this Agreement, the Escrow Agreement, the Existing Warrant and except for matters excluded from the scope of the release given by Arcadia in Paragraph 11 hereunder, Arcadia further agrees it will not file a lawsuit against the Elliott Releasees.
     13. Entire Agreement. This Agreement sets forth the entire agreement between Elliott and Arcadia, and supersedes any and all other previous or contemporaneous communication, representations, understandings, assignments, negotiations and discussions, either oral or written between the Parties with respect to the subject matter of this Agreement. Notwithstanding the above sentence, portions of the Employment Agreement addressed in this Agreement, the Stock Option Agreement including the amendments in Paragraph 2 above, the Existing Warrant and the Escrow Agreement shall remain in full force and effect, subject to any modifications made in this Agreement. This Agreement may not be modified in any manner except by the mutual written agreement of the Parties hereto. Elliott acknowledges that Arcadia has made no representations or promises to him (such as that Elliott’s former position will remain vacant), other than those in this Agreement. If any provision of this Agreement is found to be unenforceable, all other provisions will remain enforceable.
     14. Arcadia Representations, Etc. Arcadia represents and warrants, as follows:
     (a) The execution, delivery and performance of this Agreement by Arcadia has been duly approved by Arcadia’s Board of Directors and no further corporate or other action, consent or waiver is necessary or appropriate as a precondition to making this Agreement the valid and binding agreement of Arcadia enforceable against Arcadia in accordance with its terms.

     (b) To the best of Arcadia’s knowledge other than knowledge derived from Elliott, within the past twelve (12) months Elliott has not engaged in any purchase, sale or other transactions in any of Arcardia’s equity securities that are required to be reported under Section 16(a) of the Exchange Act.
     (c) To the best of Arcadia’s knowledge, as of the date of this Agreement, Elliott is the “beneficial owner” (as that term is defined under Rule 16a-1 under the Exchange Act) of less than 10% of any class of equity security of Arcadia and would also be the owner of less than 10% of any such class even if solely for purposes of this calculation the Options were deemed to be immediately convertible into Arcadia stock.
     15. Elliott Representations, Etc. Elliott represents and warrants that to the best of Elliott’s knowledge, neither Elliott nor his spouse, directly or indirectly, has within the past twelve (12) months, engaged in any purchase, sale or other transactions with respect to any of Arcadia’s equity securities that are required to be reported under Section 16(a) of the Exchange Act, that Elliott has not previously disclosed to Arcadia.
     16. Successors; Obligations to Elliott’s Estate. This Agreement binds Elliott’s heirs, administrators, representatives, executors, successors, and assigns and will inure to the benefit of all Releasees and their respective heirs, administrators, representatives, executors, successors and assigns. If Elliott should die prior to the payment of all amounts due under this Agreement, Arcadia shall continue to make the payments called for under this Agreement to Elliott or to Elliott’s estate, as the case may be. Arcadia shall also be obligated to Elliott or Elliott’s estate for any benefits provided for under this Agreement, including COBRA benefits, the Stock Option Agreement provisions set forth in Section 2, and any warrants or other benefits that Elliott is entitled to exercise under prior agreements between Elliott and Arcadia.
     17. Confidentiality; Press Release. Elliott agrees to keep the financial terms of this Agreement strictly confidential; provided that it shall not be a breach of this provision for Elliott to discuss this Agreement with his spouse, attorney, or financial advisor, all of whom shall be subject to the requirement of strict confidentiality, or to make disclosure pursuant to a validly issued subpoena or court order from a court or agency of competent jurisdiction. The foregoing covenants shall terminate immediately and be void and of no force or effect if at any time Arcadia files this Agreement (or a form of this Agreement) with the SEC or otherwise makes public disclosure of the general terms of this Agreement. Within a reasonable time prior to any press release or other public disclosure of the termination of Elliott’s employment and other relationships with Arcadia, Elliott shall be given a copy of the proposed press release and other public disclosure and an opportunity to provide his comments and input with respect thereto.
     18. Cooperation in Disclosure of Confidential Information. Elliott agrees that in the event that he is required to make disclosure of confidential or proprietary information or materials relating to his employment by Arcadia under any court order, subpoena, or other judicial process, he will cooperate with Arcadia and provide Arcadia with prompt written notice, take all commercial reasonable steps reasonably requested by Arcadia to defend against the compulsory disclosure and permit Arcadia to participate with counsel of its choice in any proceeding relating to the compulsory disclosure. Arcadia shall promptly pay for or reimburse

Elliott for his reasonable out of pocket expenses (including the expense of counsel of Elliott’s own choosing) incurred in connection with any of the activities referred to in this Paragraph 18.
     19. Indemnification, Etc. If Elliott is made a party to or a witness in or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of, arising out of or relating to (A) Elliott’s service as an employee, officer or director of Arcadia or any of Arcadia’s subsidiaries or affiliates or (B) at the request of Arcadia or for the benefit of Arcadia Elliott’s service as a trustee or in any fiduciary or similar capacity for or in connection with any employee benefit plan maintained by Arcadia or for the benefit of any of the employees of Arcadia or any of its affiliates, or service on any trade association, civic, religious, educational or charitable boards or committees, Arcadia hereby agrees, in each instance, to the same extent and on a basis no less favorable than it does for Arcadia’ directors and senior executive officers (i) to indemnify Elliott and hold Elliott harmless from any and all cost, expense and damages by reason of in each instance, and (ii) to promptly pay as incurred all Elliott’s expenses (including fees and expenses of counsel of Elliott’s choosing) incurred in any matter as to which Elliott is entitled to be indemnified under this Agreement or, if more favorable to Elliott, otherwise to the same extent and on a basis no less favorable than it does for Arcadia’s directors and senior executive officers, and (iii) so long as Arcadia maintains any policy of directors and officers’ liability insurance (or any similar or successor policy), to include Elliott as an insured on each such policy with coverage and benefits no less favorable than those provided to other officers and directors. Arcadia has furnished or will promptly furnish to Elliott a copy of any documents regarding indemnification of officers and directors and any related policies of insurance as the same may be updated from time to time for a period of three years after the termination of Elliott’s employment.
     20. Cost of Enforcement; Interest. The prevailing party in any action brought under this Agreement shall be entitled to recover all reasonable costs and expenses (including reasonable attorneys’ fees before and at trial and in appellate proceedings). If any monies shall be due either of the Parties to this Agreement hereunder and shall not be paid within ten (10) days from the date of written request for payment, interest shall accrue on such unpaid amount at the rate of ten (10%) percent per annum, or any lower rate as may be required to comply with applicable law.
     21. Indemnification by Arcadia and Elliott. The Parties understand that the Parties have relied upon each other’s representations and warranties and covenants and agreements in entering into this Agreement and that but for the Parties’ willingness to make such representations and warranties and covenants and agreements, the Parties would not have been willing to enter into this Agreement. Accordingly, in addition to any other obligations the Parties have to each other under this Agreement, each Party shall also indemnify the other Party and its respective heirs, administrators, representatives, executors, successors, and assigns (collectively, the “Indemnified Parties”) and save and hold each of the Indemnified Parties harmless against and pay on behalf of or reimburse such Indemnified Parties as and when incurred for any loss, liability, demand, claim, action, cause of action, cost, damage, deficiency, tax, penalty, fine or expense, whether or not arising out of third-party claims (including interest, penalties, reasonable attorneys’ fees and expenses and all amounts paid in investigation, defense or settlement of any of the foregoing), which any such Indemnified Party may suffer, sustain or become subject to, as a result of, in connection with, relating or incidental to or by virtue of: (i) any breach by a Party of any representation or warranty made by such Party in this Agreement or any of the Exhibits attached hereto, or in any other instruments or documents furnished by such other Party pursuant to this Agreement; or (ii) any nonfulfillment or breach of any covenant, agreement or other provision by a Party under this Agreement or any of the Exhibits attached hereto.
     22. Nondisparagement. Elliott agrees not to disparage Arcadia, all its parent companies and affiliates, its operations, products, shareholders, employees, officers or directors. Arcadia, all its parent companies and affiliates, its shareholders, employees, officers and directors agree not to disparage Elliott.
     23. Future Employment. Elliott acknowledges that his employment, including but not limited to his status as President and CEO with Arcadia, has been ended and it will not be resumed again at any time in the future, and Elliott agrees not to seek such employment from Arcadia at a later time. Elliott agrees not to bring any claim or cause of action against Arcadia or any of its respective affiliated entities for failing or refusing to hire him.
     24. Non-Admission. This Agreement is not and shall not be deemed or construed to be an admission by Arcadia or by Elliott of any wrongdoing of any kind or of any breach of any contract, obligation, policy, or procedure of any kind or nature.
     25. Validity. Each of the paragraphs of this Agreement shall stand independently and severally, and the invalidity of any one paragraph or portion shall not affect the validity of any other provision. In the event any provision shall be construed to be invalid, no other provision of this Agreement shall be affected.
     26. Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Florida, including its choice of laws, statutes, and common law, notwithstanding the fact that a Party is or may hereafter become domiciled or located in a different state.
     27. COBRA. Elliott acknowledges that he, his spouse and dependent children (collectively, “qualified beneficiaries”) may elect COBRA (Consolidated Omnibus Budget Reconciliation Act of 1985) continuation of medical and/or dental coverage for the maximum coverage period of up to eighteen months at a monthly premium equal to 102% of actual plan cost, effective as of the Effective Date. If a qualified beneficiary elects to continue this coverage under the provisions of COBRA, he/she will be permitted to continue participation in Arcadia’s group medical and/or dental benefit plans for the maximum coverage period at the contribution level in effect for active employees until the earlier of (i) the date the qualified beneficiary becomes entitled to and is covered by Medicare, or (ii) the date the qualified beneficiary becomes covered under medical and/or dental insurance benefit plans of another employer; provided, however, if the other group health plan’s preexisting condition exclusion or limitation applies to a condition of the qualified beneficiary, COBRA coverage can be terminated early only after the other plan’s exclusion or limitation is satisfied.

     28. Waiver of Breach. The waiver of breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach. Each and every right, remedy and power hereby granted to any Party or allowed it by law shall be cumulative and not exclusive of any other.
     29. Counterparts. This Agreement may be executed in any number of counterparts and by facsimile, each which shall be deemed an original, and all of which shall be deemed to be one and the same document when taken together.
     30. Arbitration. Notwithstanding anything in this Agreement, the Employment Agreement and the Stock Option Agreement to the contrary, except as provided in Paragraph 1(f) of this Agreement, any dispute, controversy or claim arising out of or relating to this Agreement, the Employment Agreement and the Stock Option Agreement, whether arising in contract, tort or otherwise shall be resolved at arbitration in accordance with the rules of the American Arbitration Association by an arbitration panel sitting in the State of Florida, except for any equitable or injunctive relief sought under this Agreement which shall be brought in a court of competent jurisdiction in the State of Florida. The parties agree that any arbitration award rendered on any claim submitted to arbitration shall be final and binding upon the parties and not subject to appeal and that judgment may be entered upon any arbitration award by any circuit court located in Florida or by any other court of competent jurisdiction.
     31. Application of Internal Revenue Code Section 409A. The Parties agree that Elliott is a “specified employee” within the meaning of section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the Regulations thereunder. Notwithstanding anything to the contrary in this Agreement, any payments and benefits due hereunder that may constitute nonqualified deferred compensation under section 409A of the Code will be accumulated and may not be paid to Elliott until the Payment Date (hereinafter defined) provided, that the aggregate amount of the payments so delayed shall be paid in a lump sum, on the first business day following the Payment Date. For purposes of this Agreement, the “Payment Date” means the earlier of: (i) the first (1st) business day following the six-month anniversary of the termination of Elliott’s employment, and (ii) the fifth (5th) business day following Arcadia’s receipt of notice of Elliott’s death.
     32. Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

If to Arcadia:	Arcadia Resources, Inc.
405 Fifth Avenue S.
Suite 6
Naples, FL 34102
Attn: Chief Executive Officer

With a Copy to:	Dennis Nowak
Tew Cardenas LLP

1441 Brickell Ave.
15th Floor
Miami, FL 33131-3407

If to Elliott:	John E. Elliott, II
1389 Great Egret Trail
Naples, FL 34105

With a Copy to:	James S. Fontichiaro
Barris, Sott, Denn & Driker, P.L.L.C.
211 W. Fort St., 15th Floor
Detroit, MI 48226-3281
Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.
     IN WITNESS WHEREOF, this Agreement is entered into and shall be effective as of the date first written above.

Date: July 12, 2007	/s/ John E. Elliott, II
John E. Elliott, II

Received By: Date: July 12, 2007	ARCADIA RESOURCES, INC., a Nevada corporation
	By:	/s/ Marvin M. Richardson
Its: President and Chief Executive Officer

EXHIBIT A
10.	Covenant-Not-To-Compete. Elliott covenants and agrees that for the one (1) year period following the execution of the Severance and Release Agreement to which this Exhibit is attached (“Restricted Period”), Elliott shall not within North America (“Restricted Area”), directly or indirectly, through intermediaries or other persons or entities, either as owner, shareholder, director, officer, agent, consultant, representative, investor, partner, executive, or on behalf of any other person or entity, or in any other capacity whatsoever (i) engage in, assist or provide services to any business or enterprise that is competitive with any business conducted by the Corporation or its affiliates, (ii) contact for any business purpose, solicit or attempt to solicit any supplier, customer, agent, representative or executive of the Corporation or its affiliates for the purpose of disrupting any relationship or agreement between the Corporation or its affiliates and any of its customers, executives, agents, representatives or others doing business with the Corporation or its affiliates, or (iii) compete with the Corporation or its affiliates. In addition, notwithstanding the foregoing, Elliott shall be permitted to own, directly or indirectly, up to five percent (5%) of the issued and outstanding voting securities of any class of any publicly traded corporation even if such companies conduct businesses that are in competition with the Corporation’s business.

EXHIBIT E
SCHEDULE OF PAYMENTS
     The payment of all amounts set forth below is subject to the provisions of Paragraph 30 of the Agreement.

Payment	Payment Date
$15,000 reimbursement of attorney fees (Paragraph 1a)	July 23, 2007

Direct payment by Arcadia of COBRA premium payments (currently $966.13 per month) for 18 month period beginning on the Effective Date (Paragraph 1a)	As required under policy; Arcadia to provide Elliott of proof of timely payment

Severance payments for the period of July 12, 2007 through July 11, 2008 in equal installments of $7,215.58 (aggregate amount of $187,605) beginning on the first payroll date for the period beginning on or about July 12, 2007 (Paragraph 1c)
Normal bi-weekly payroll dates during the period of July 12, 2007 through July 11, 2008

Severance payments for period of July 12, 2008 through September 24, 2009 in equal installments of $5,769.23 based on an annual rate of $150,000 (aggregate amount of $200,000) beginning on the first payroll date for the period beginning July 12, 2008 (Paragraph 1c)
Normal bi-weekly payroll dates during the period of July 12, 2008 through September 24, 2009

$187,605 for execution of release, payable in equal monthly installments of $15,633.75 beginning August 1, 2007 until fully paid (Paragraph 1h) *	6 installment payments on January 14, 2008, to wit, $93,802.50, and remaining 6 installments on the first day of each succeeding month beginning on February 1, 2008

*	Payment of nonqualified deferred compensation delayed for a period of 6-months from the date of Elliott=s separation from service in order to comply with the required payment delay applicable to Aspecified employees@ under section 409A of the Code. If upon further review of the foregoing payment is subsequently determined, to the satisfaction of Elliott, that these payments are not nonqualified deferred compensation, such amounts shall be payable to Elliott as otherwise provided in this Agreement.